THOMPSON HINE
ATLANTA CINCINNATI COLUMBUS NEW YORK
CHICAGO CLEVELAND DAYTON WASHINGTON, D.C.

October 28, 2020

Azzad Funds
3141 Fairview Park Drive
Suite 355
Falls Church, VA 22042

Re: Azzad Funds, File Nos. 333-20177 and 811-08021

Ladies and Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 13 to the Azzad Funds Registration Statement (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 42 to the Registration Statement (the "Amendment"). We also consent to all references to us in the Amendment.

Sincerely,

/s/ Thompson Hine LLP
Thompson Hine LLP

THOMPSON HINE LLP
ATTORNEYS AT LAW
41 South High Street
Suite 1700
Columbus, Ohio 43215-6101
www.ThompsonHine.com
O: 614.469.3200
F: 614.469.3361